Exhibit 99.2

TRIAL SCHEDULE FOR CERTAIN CASES

Below is a schedule setting forth by month the number of individual smoking and health cases against PM USA that are currently scheduled for trial through the end of 2009.

2009

Individual Smoking & Health

June (1)

August (1)

October (1)

November (1)

December (1)

Engle-Progeny

March (1)

April (1)

June (1)

July (1)

August (1)

September (1)

October (1)